DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1998 AND DECEMBER 31, 1997

                                          March 31,      December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  504,304       $  500,294
PROPERTY                                  3,054,084        3,181,412

OTHER ASSETS                                 51,437           37,660

TOTAL                                    $3,609,825       $3,719,366


LIABILITIES AND PARTNERS' EQUITY


LIABILITIES                              $  528,846       $  544,144

PARTNERS' EQUITY:
     General Partners                       (76,957)         (76,015)
     Limited Partners                     3,157,936        3,251,237

  Total partners' equity                  3,080,979        3,175,222

TOTAL                                    $3,609,825       $3,719,366

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                          March 31,         March 31,
                                            1998              1997

REVENUES:

Rental Income                            $  521,724        $  468,687
Interest                                      2,706             2,629
     Total revenues                         524,430           471,316

EXPENSES:

Operating Expenses                          309,913           299,370
General and administrative                   64,336            62,425
     Total expenses                         376,249           361,795


NET INCOME                               $  148,181        $  105,521


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  146,699        $  108,426
    General partners                          1,482             1,095

TOTAL                                    $  148,181        $  109,521

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.11        $     4.52


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1996         ($  71,568)     $3,691,570   $3,620,002

NET INCOME                               1,095         108,426      109,521
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

EQUITY AT MARCH 31, 1997              ($72,897)     $3,559,996   $3,487,099

EQUITY AT DECEMBER 31, 1997           ($76,015)     $3,251,237   $3,175,222

NET INCOME                               1,482         146,699      148,181
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

EQUITY AT MARCH 31, 1998              ($76,957)     $3,157,936   $3,080,979


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                       March 31,          March 31,
                                          1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 148,181          $ 109,521

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         127,328            127,328

    Changes in assets and
	liabilities:

     Increase in other assets            (13,777)           (48,117)
     (Decrease)Increase in
     liabilities:                        (15,298)            10,043

Net cash provided by
   operating activities                  246,434            198,775


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (242,424)          (242,424)

NET INCREASE(DECREASE) IN CASH AND
   CASH EQUIVALENTS                        4,010            (43,649)

CASH AND CASH EQUIVALENTS:

     At beginning of period              500,294             481,301
     At end of period                  $ 504,304           $ 437,652


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1998, and for the periods ended March 31, 1998, and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at March 31, 1998, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  55,058
        Total                                   9,807,292
        Less: Accumulated Depreciation        ( 6,753,208)
        Property - Net                       $  3,054,084
                                             ============

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.